Exhibit 23.3

CONSENT OF PINNACLE ENERGY SERVICES, LLC

We have issued our report letter dated February 10, 2009 for 2008, on estimates of proved reserves and future net cash flows of certain oil and natural gas properties located in the Permian Basin of West Texas acquired by Gulfport Energy Corporation (“Gulfport”) on December 20, 2007 from ExL Petroleum, LP and certain other sellers. As independent oil and gas consultants, we hereby consent to the inclusion of the information contained in our report letter in this Annual Report on Form 10-K of Gulfport (this “Annual Report”) and to all references to our firm in this Annual Report. We hereby also consent to the incorporation by reference of such information in the Registration Statements of Gulfport on Forms S-8 (File No. 333-135728, effective July 12, 2006; File No. 333-129178, effective October 21, 2005; and File No. 333-55738, effective February 16, 2001) and on Forms S-3 (File No. 333-146988, effective November 13, 2007; File No. 333-143659, effective July 18, 2007; and File No. 333-139480, effective January 23, 2007).

PINNACLE ENERGY SERVICES, LLC

/s/ JOHN PAUL DICK
Name: John Paul Dick
Title: Manager, Registered Petroleum Engineer

March 16, 2009

Oklahoma City, Oklahoma